Exhibit 99.1

C&F FINANCIAL CORPORATION

Thursday, April 12, 2012

Contact:   Tom Cherry, Executive Vice President & CFO
   (804) 843-2360

C&F Financial Corporation
Announces Redemption of the Preferred
Stock Issued Under Capital Purchase Program

West Point, Va., April 12, 2012—C&F Financial Corporation (NASDAQ:  CFFI), the one-bank holding company for C&F Bank, today announced that it has redeemed the remaining 50%, or 10,000 shares, of the 20,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “preferred stock”) issued to the United States Department of the Treasury (“Treasury”) in January 2009 under the Capital Purchase Program (“CPP”).  The redemption, which took place on April 11, 2012, consisted of $10 million in liquidation value and $77,778 of accrued and unpaid dividends associated with the preferred stock.  The funds for this redemption were provided by existing financial resources of the Corporation; therefore, there is no dilution to the Corporation’s common shareholders resulting from this redemption because no new capital was issued.  The Corporation had previously redeemed 50%, or 10,000 shares, of preferred stock on July 27, 2011.

As a result of this redemption, the Corporation will pay no future dividends on the preferred stock.  Further, in connection with this redemption, the Corporation will accelerate the accretion of the remaining preferred stock discount, which will reduce net income available to common shareholders by approximately $151,000 in the second quarter of 2012, but will eliminate any future accretion of this amount.

In connection with the Corporation’s participation in the CPP, the Corporation also issued to Treasury in January 2009 a warrant to purchase 167,504 shares of the Corporation’s common stock (the “Warrant”).  The Corporation intends to negotiate with Treasury the repurchase of the Warrant.  This repurchase is not expected to have any effect on the Corporation’s earnings or earnings per share for the second quarter of 2012.

“We are pleased to have redeemed all of the outstanding preferred stock issued under the CPP,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation.  “Our strong capital position and financial performance have afforded us the opportunity to redeem these shares and to pursue the repurchase of the Warrant without raising additional capital.”

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $28.70 per share on April 11, 2012.  At December 31, 2011, the book value of the Corporation was $27.08 per common share.  The Corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc.  C&F Mortgage Corporation provides mortgage, title and appraisal services through 20 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey.  C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements.  Statements in this press release which express “belief,” intention,” “expectation,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management.  Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance and the effects of the Corporation’s redemption of the preferred stock.  These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those anticipated by such statements.  Risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, which could cause actual results to differ from the expected or anticipated results contemplated by the forward-looking statements.  For a list of risks and uncertainties that could affect the forward-looking statements and the Corporation’s actual performance and other actual results, see the Corporation’s annual report on Form 10-K for the year ended December 31, 2011.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.